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                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, D.C. 20549

                                      FORM 8-K

[ ] Quarterly report pursuant to Section 13 or 15(d) of the Securities
    Exchange Act of 1934

[X] Transition report pursuant to Section 13 or 15(d) of the Securities
    Exchange Act of 1934

         Date of Report (date of earliest event reported): December 24, 1997

                                ----------------

                           Commission file number 1-12630

                            CENTERPOINT PROPERTIES TRUST




                  Maryland                              36-3910279
      (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)                Identification No.)


               401 North Michigan Ave., Chicago, Illinois 60611


                                (312) 346-5600
           (Registrant's telephone number, including area code)


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ITEM 5: OTHER EVENTS

Since the filing of the Company's Quarterly Report on Form-10Q for the quarter ended September 30, 1997, the Company acquired 6 industrial properties totaling an aggregate purchase price of approximately $43.6 million from unrelated parties during the period October 23, 1997 through December 24, 1997, the closing date of the last industrial property acquired. The 6 industrial properties are described below.

On October 23, 1997, the Company purchased a 118,041 square foot facility, located in Romeoville, Illinois, from McKesson Corporation as a sale leaseback for approximately $2.8 million.

On November 21, 1997, the Company purchased a 910,760 square foot facility for redevelopment, located in Niles, Illinois, from General Electric -- England for approximately $18 million.

On December 1, 1997, the Company purchased a 120,292 square foot fully leased facility, located in Des Plaines, Illinois, from Arthur Rogers & Co. for approximately $9.2 million.

On December 5, 1997, the Company purchased a 46,973 square foot fully leased building, located in West Allis, Wisconsin, from Graybar Electric for approximately $1.4 million.

On December 12, 1997, the Company purchased a 210,000 square foot fully leased facility, located in Racine, Wisconsin, from Warren Industries for approximately $7.6 million.

All of the above mentioned acquisitions were funded with advances on the Company's line of credit with the First National Bank of Chicago and Lehman Brothers Holdings as documentation agent.

On December 24, 1997, the Company purchased a 95,220 square foot fully leased building, located in Des Plaines, Illinois, from Sherwin Limited Partnership for approximately $4.6 million. This property was funded with working capital.

ITEM 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

It is impracticable to provide the Audit Report of the acquired properties and the Company's Pro Forma financial information at this time. Those exhibits will be filed by February 12, 1998 or as they are completed.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    CENTERPOINT PROPERTIES TRUST
                                    A Maryland Real Estate Investment Trust


                                    By /s/ Paul S. Fisher
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                                      Paul S. Fisher
                                      Executive Vice President and
                                      Chief Financial Officer
December 30, 1997                     (Principal Accounting Officer)